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Exhibit 23.3

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statements (Form S-3 No. 333-43573 and 333-84064) of Hospitality Properties Trust for the offering of 4,000,000 common shares of beneficial interest of Hospitality Properties Trust and to the incorporation by reference therein of our report dated February 18, 2003, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts February 17, 2004

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Consent of Independent Auditors